                                  SCHEDULE 14A

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement.       [ ] Confidential, for use of the
                                                Commission only (as permitted by
                                                Rule 14a-6(e)(2)).

     [X] Definitive proxy statement.

     [ ] Definitive additional materials.

     [ ] Soliciting material pursuant to Section 240.14a-12

                          IMAGE SENSING SYSTEMS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.
--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

--------------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

     (3) Filing Party:

--------------------------------------------------------------------------------

     (4) Date Filed:

--------------------------------------------------------------------------------

IMAGE SENSING SYSTEMS, INC.
500 Spruce Tree Centre
1600 University Avenue West
St. Paul, Minnesota 55104
(651) 603-7700

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                       TO BE HELD THURSDAY, AUGUST 7, 2002


TO THE SHAREHOLDERS OF IMAGE SENSING SYSTEMS, INC.:

         NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of Image Sensing Systems, Inc. will be held at 3:30 p.m. Central Time on Thursday, August 7, 2002, at the Science Museum of Minnesota, 120 West Kellogg Boulevard, St. Paul, Minnesota, for the following purposes:

         (1)     To elect five directors to serve on the Board of Directors.

         (2) To transact such other business as may properly come before the meeting.

         The Board of Directors has fixed the close of business on July 9, 2002 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

         We encourage you to take part in the affairs of your company either in person or by executing and returning the enclosed proxy card as promptly as possible. To ensure that your shares are represented, we request that you sign and return your proxy card whether or not you intend to be at the meeting.

                               BY ORDER OF THE BOARD OF DIRECTORS,

                               /s/ James Murdakes
                               James Murdakes
                               Chairman of the Board, Chief Executive Officer, President and Secretary

Dated:  July 12, 2002

       WE URGE YOU TO MARK, SIGN AND DATE THE ENCLOSED PROXY AND PROMPTLY
               MAIL IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO
                    POSTAGE IF MAILED IN THE UNITED STATES.

IMAGE SENSING SYSTEMS, INC.
500 Spruce Tree Centre
1600 University Avenue West
St. Paul, Minnesota 55104
(651) 603-7700

                                 PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS
                       TO BE HELD THURSDAY, AUGUST 7, 2002

         This proxy statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Image Sensing Systems, Inc. for use at our annual meeting of shareholders to be held Thursday, August 7, 2002, at 3:30 p.m., Central Time, at the Science Museum of Minnesota, 120 West Kellogg Boulevard, St. Paul, Minnesota and at any adjournment thereof. This proxy statement and the accompanying form of proxy are being sent or given to shareholders beginning on or about July 12, 2002, along with our 2001 Annual Report to Shareholders. We will pay all expenses in connection with the solicitation of proxies. In addition to solicitation by mail, our officers, directors and regular employees, who will receive no extra compensation for their services, may solicit proxies by telephone, facsimile or personal calls.

         Only shareholders of record at the close of business on July 9, 2002 are entitled to notice of and to vote at the meeting or at any adjournment thereof. On July 9, 2002, there were 3,152,777 shares of our common stock outstanding. Each share is entitled to one vote. Cumulative voting is not permitted.

         The affirmative vote of the majority of shares represented at the meeting, in person or by proxy, is required for the election of each nominee to the Board of Directors. You may either vote "FOR" or "WITHHOLD" authority to vote for each nominee for the Board of Directors. The Board of Directors recommends a vote "FOR" each nominee. Shares represented by a proxy will be voted in the manner directed by a shareholder. If no direction is made, the proxy will be voted "FOR" the election of each nominee named in this proxy statement. If you submit your proxy but withhold authority to vote, your shares will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the meeting, and your shares will be counted as unvoted for purposes of determining the approval of the nominee as to whom you have withheld authority. Withholding your authority to vote for one or more of the director nominees has the same effect as a vote against those nominees. If a broker submits a proxy that indicates the broker does not have discretionary authority as to certain shares to vote on one or more matters (a broker "non-vote"), those shares will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the meeting, but will not be considered as present and entitled to vote with respect to such matters.

         You may revoke your proxy at any time before the proxy vote is cast at the annual meeting by giving written notice of revocation to Arthur J. Bourgeois, Chief Financial Officer of the Company, by submitting a later-dated proxy or by voting in person at the meeting.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information with respect to beneficial ownership of our common stock as of July 9, 2002, by: (a) each person or entity known by us to own beneficially more than five percent of our common stock; (b) each director and nominee for election as a director of Image Sensing Systems; (c) each of our executive officers named in the Summary Compensation Table set forth under the caption "Executive Compensation" below; and (d) all of our directors and executive officers as a group.

         Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission and includes generally voting power and/or investment power with respect to securities. Shares of common stock issuable pursuant to stock options and convertible securities that are exercisable or convertible currently or within 60 days of the date of this proxy statement are deemed outstanding for computing the beneficial ownership percentage of the person holding the options but are not deemed outstanding for computing the beneficial ownership percentage of any other person. Except as indicated by footnote, the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The address of each director and executive officer named below is the same as that of Image Sensing Systems.

                                                                     COMMON STOCK            PERCENT OF COMMON
  NAME AND ADDRESS OF BENEFICIAL OWNER                            BENEFICIALLY OWNED         STOCK OUTSTANDING
  ------------------------------------------------------------ -------------------------  -------------------------
  Betty P. Papapanou                                                   738,208(1)                   23.0%
    2483 Albert St N
    Roseville, MN  55113
  Brown Brothers Harriman & Co.                                        327,600                      10.4%
    59 Wall Street
    NewYork, NY  10005
  Mats Johan Billow                                                     56,000(2)(3)                 1.7%
  Arthur J. Bourgeois                                                       --                        --
  Richard P. Braun                                                     140,134(3)(4)                 4.4%
  Michael G. Eleftheriou                                                    --                        --
  Richard C. Magnuson                                                   98,338(3)(5)                 3.1%
  Panos G. Michalopoulos                                             1,482,777(1)(3)(6)             45.3%
  James Murdakes                                                        71,526(3)                    2.2%
  All directors and executive officers as a group (7 persons)        1,848,775(3)                   53.9%

--------------------
(1) Includes 681,208 shares of common stock held by Ms. Papapanou and 57,000 shares issuable pursuant to options exercisable within 60 days after the date of this proxy statement. In accordance with an agreement between Ms. Papapanou and Dr. Michalopoulos, Ms. Papapanou will vote all such shares consistent with the recommendations of the majority of our Board of Directors, unless Dr. Michalopoulos agrees in writing that she need not so vote with respect to a specific proposal.

(2) Includes 6,000 shares held by Berkeley Development Limited, a company controlled by Mr. Billow.

(3) Includes shares issuable pursuant to options exercisable currently or within 60 days of this proxy statement and, for Mr. Billow, a currently convertible note: for Mr. Billow, 50,000 shares; for Mr. Braun, 36,000 shares; for Mr. Magnuson, 12,000 shares; for Dr. Michalopoulos, 120,000 shares; for Mr. Murdakes, 62,000 shares; for all directors and executive officers as a group, 280,000 shares.

(4) Includes 78,000 shares held indirectly through a trust of which Mr. Braun is a trustee and as to which shares Mr. Braun has sole voting and investment power.

(5) Includes 39,852 shares held by Operating Management, Inc., a corporation controlled by Mr. Magnuson.

(6) Includes 360 shares held by Dr. Michalopoulos' son, as to which Dr. Michalopoulos disclaims beneficial ownership.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires executive officers and directors and persons who beneficially own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Executive officers, directors and greater-than-10% beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file. Based solely on a review of the copies of such forms furnished to us during 2001 and written representations from the executive officers, directors and greater-than-10% beneficial owners of our common stock, we believe that all of our executive officers, directors and greater-than-10% shareholders complied with all Section 16(a) filing requirements applicable to them.

                          ITEM I. ELECTION OF DIRECTORS

         The business and affairs of Image Sensing Systems are managed under the direction of our Board of Directors, which presently is comprised of six members. Each of our directors is elected until the next annual meeting of shareholders and until the director's successor has been elected and qualifies to serve as a director. The Board of Directors has nominated and recommends that you vote FOR the five nominees named below for election as directors. All of the nominees presently are members of the Board of Directors. Mr. Billow, who currently serves as a director, is not standing for reelection.

         Unless otherwise specified, the named proxies intend to vote FOR the election of the five nominees listed below. If for any reason any nominee shall be unavailable for election to the Board of Directors, the named proxies will vote for such other candidate or candidates as may be nominated by the Board of Directors. The Board of Directors has no reason to believe that any of the nominees will be unable to serve.

         The nominees for election to our Board of Directors provided the following information about themselves.

--------------------------------------------------------------------------------

RICHARD P. BRAUN, age 76, director since 1994. Mr. Braun served as Director of the Center for Transportation Studies at the University of Minnesota from 1987 to 1994. From September 1993 to February 1995, Mr. Braun also served as Chairman of the State of Minnesota's Metropolitan Airports Commission, and he was Commissioner of Transportation for the State of Minnesota from 1979 to 1987. He retired from full-time employment in 1994. Mr. Braun is chairman of the compensation and stock option committee.

--------------------------------------------------------------------------------

MICHAEL G. ELEFTHERIOU, age 57, director since April 2002. Since July 2001, Mr. Eleftheriou has served as President and Chief Executive Officer of Creative Publishing international, a Minneapolis-based publisher of how-to books, and a premier publisher of nature, photography and wildlife books for children and adults. Prior to joining Creative Publishing international, Mr. Eleftheriou worked for more than 30 years in the information technology industry. From 1968 to 1997, he held various positions in engineering, software, product development, sales, marketing and general and administrative management at Control Data Corporation and Control Data Systems, Inc., a provider of computing and systems integration services that was spun off from Control Data Corporation in 1992. Mr. Eleftheriou served as Vice President, Systems Integration Services at Control Data Systems from 1997 to 1998, and as President, Systems Integration Services at Control Data Systems and its successor company Syntegra U.S.A., the global consulting and systems integration arm of British Telecommunications plc, from 1998 to November 2000. From November 2000 to July 2001, Mr. Eleftheriou provided executive consulting services to providers of web-based media. Mr. Eleftheriou is a member of the audit committee.

--------------------------------------------------------------------------------

RICHARD C. MAGNUSON, age 60, director since 1990. Since 1997, Mr. Magnuson has served as Chairman and Chief Financial Officer of BioMedix, Inc., a medical device company. From 1995 to 1997 he operated his own management consulting firm, Operating Management, Inc. Mr. Magnuson served as President and Chief Executive Officer of Image Sensing Systems from 1991 to 1995 and as Vice President and Secretary during 1995. From 1988 to 1990, Mr. Magnuson worked with Image Sensing Systems as a private consultant. Mr. Magnuson is chairman of the audit committee.

--------------------------------------------------------------------------------

PANOS G. MICHALOPOULOS, age 54, director since 1984. Dr. Michalopoulos was Chairman of the Board of Image Sensing Systems from our inception in 1984 through 1999, and served as Chief Scientific Advisor from 1995 through 2000. Since 1977, Dr. Michalopoulos has been a professor in the Department of Civil Engineering at the University of Minnesota. Dr. Michalopoulos has more than 32 years of research, teaching, and consulting experience in traffic engineering operations and control. He has taught at several universities, consulted with many firms in the United States and abroad in the area of traffic control, and has worked as a traffic engineer. Dr. Michalopoulos is a member of the compensation and stock option committee.

--------------------------------------------------------------------------------

JAMES MURDAKES, age 70, director since 1994. Mr. Murdakes was elected Chairman of the Board of Image Sensing Systems in February 2002 and was appointed interim Chief Executive Officer and President of Image Sensing Systems, Inc. in April 2002. He served as President and Chief Executive Officer of LSC, Inc., a Minneapolis-based systems integrator for computer network storage servers, from 1993 through 1996, and was Chairman of the Board of Directors and a management consultant to LSC in 1997. He retired from full-time employment in 1998.

--------------------------------------------------------------------------------

         In addition to Mr. Murdakes, the other executive officers of Image Sensing Systems and their biographical information are as follows:

--------------------------------------------------------------------------------

MATS JOHAN BILLOW, age 39, was appointed Managing Director of our wholly owned subsidiary Flow Traffic Ltd. in June 2002 and became Vice President for International Business of Image Sensing Systems in February 2002. Flow Traffic distributes traffic management products and systems and provides marketing and technical support for a broad range of traffic technologies throughout Asia. Mr. Billow founded Flow Traffic in 1998 and served as its General Manager from its inception through June 2002. Between 1996 and 1998, Mr. Billow was the General Manager of Peek Ltd., the Asia-Pacific arm of Peek plc, a provider of products and services for improving traffic and the traveler environment with responsibility for Peek's traffic business in East Asia. During this time he managed Peek's Chinese joint venture business and various traffic projects funded by the World Bank and Asian Development Bank. Mr. Billow has served as a member of our Board of Directors since February 2002 but is not standing for reelection at the 2002 annual meeting.

--------------------------------------------------------------------------------

ARTHUR J. BOURGEOIS, age 61, has served as Chief Financial Officer and Treasurer since May 2002. From 1995 through October 1999, Mr. Bourgeois served in this same capacity for Image Sensing Systems, Inc. Mr. Bourgeois was retired from employment from October 1999 to May 2002. From 1965 through 1994, he practiced as a CPA ending his professional public accounting career as an audit partner with Ernst & Young.

--------------------------------------------------------------------------------

BOARD MEETINGS AND COMMITTEES

         During the fiscal year ended December 31, 2001, the Board of Directors met eight times. Each of the directors attended more than 75% of the aggregate of all meetings of the Board of Directors and of the committees on which they served. The Board of Directors and its committees also act from time to time by written consent in lieu of meetings.

         The Board of Directors has a standing audit committee and a standing compensation and stock option committee. The current membership of these committees is indicated in the foregoing section. The Board of Directors does not have a standing nominating committee.

         The compensation and stock option committee reviews and recommends to the Board of Directors the compensation guidelines and stock option grants for executive officers and other key personnel. During fiscal 2001, the compensation and stock option committee held four meetings.

         The audit committee makes recommendations as to the selection of independent auditors and their compensation and reviews with the auditors the scope of the annual audit, matters of internal control and procedure and the adequacy thereof, the audit results and reports and other general matters relating to our accounts, records, controls and financial reporting. The audit committee's responsibilities are further described in the report of the audit committee on page 10 of this proxy statement. During fiscal 2001, the audit committee held eight meetings.

COMPENSATION OF DIRECTORS

         Each of our non-employee directors receives an annual retainer for serving as a director. In 2001, each non-employee director received a total annual retainer of $10,000, with $4,000 paid immediately after the annual shareholders' meeting and $500 paid each month during which the director served on the Board. Directors who are appointed to the Board at any time after the annual meeting receive a pro rata amount. The amount of the annual retainer and its payment schedule will remain unchanged in 2002. Non-employee directors also are granted a non-incentive stock option to purchase 36,000 shares of our common stock which become exercisable in three equal installments on the first, second and third anniversary of service on the Board of Directors. These grants are made under our 1995 Long-Term Incentive and Stock Option Plan. Directors who are employees of Image Sensing Systems do not receive any additional compensation for their service on the Board of Directors, except that the Board of Directors has determined to pay Mr. Murdakes an additional $7,000 per month during his service as interim President and Chief Executive Officer. Mr. Murdakes is serving in this capacity without an employment agreement.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

         The following table sets forth the cash and non-cash compensation awarded to or earned in the last three fiscal years by our chief executive officer and each of our other executive officers whose annual compensation paid by us in fiscal 2001 exceeded $100,000.

                                                           ANNUAL              LONG-TERM
                                                        COMPENSATION          COMPENSATION
                                                   -----------------------   --------------
                                                                               SECURITIES
                                                                               UNDERLYING         ALL OTHER
                                                     SALARY       BONUS        OPTIONS(5)        COMPENSATION
NAME AND PRINCIPAL POSITION                YEAR        ($)          ($)            (#)                ($)
---------------------------------------    ----    -----------  ----------   --------------    -----------------
William L. Russell(1)                      2001       157,500       13,750            --                     --
President and Chief Executive Officer      2000       152,694           --       135,000                     --
                                           1999       144,585       26,250            --                  2,165(6)

Mats Johan Billow(2)                       2001       170,964        7,067            --                  4,241(7)
Managing Director, Flow Traffic Ltd.       2000       123,910       45,000            --                     --
and Vice President for International       1999       105,128       11,538            --                     --
Business, Image Sensing Systems

Anthony H. Gould(3)                        2001       203,400           --            --                     --
Interim President and Chief Executive      2000       198,900           --            --                     --
Officer of Image Sensing Systems and       1999       194,400           --        12,000                     --
Managing Director, Image Sensing
Systems Asia

Jeffrey F. Martin(4)                       2001       110,250           --            --                     --
Chief Financial Officer                    2000       106,380           --            --                     --
                                           1999         2,827(4)        --        30,000                     --

--------------------
(1) Mr. Russell resigned as President and Chief Executive Officer on February 11, 2002.

(2) Mr. Billow became Managing Director of Flow Traffic Ltd. in June 2002 and Vice President for International Business on February 12, 2002. He served as General Manager of our subsidiary Flow Traffic Ltd. from December 1998 until June 2002.

(3) Mr. Gould served as Managing Director, Image Sensing Systems Asia and Managing Director of our subsidiary Flow Traffic Ltd. from December 1998 and served as interim President and Chief Executive Officer of Image Sensing Systems, Inc. from February 12, 2002. He resigned from all of these positions on April 15, 2002.

(4) Mr. Martin commenced employment with us on December 21, 1999. He resigned as Chief Financial Officer on April 30, 2002.

(5) The options were granted under the Image Sensing Systems, Inc. 1995 Long-Term Incentive and Stock Option Plan.

(6) Represents matching contributions paid by Image Sensing Systems pursuant to our 401(k) plan.

(7)      Represents a pension plan contribution paid by Flow Traffic Ltd.

STOCK OPTIONS

         In fiscal 2001, no stock options were awarded to the individuals named in the Summary Compensation Table above. The following table provides information concerning options exercised by these individuals during fiscal 2001.

                   AGGREGATED OPTION EXERCISES IN FISCAL 2001
                   AND VALUE OF OPTIONS AT END OF FISCAL 2001

                                                                   NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                                  UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS AT
                                                                   OPTIONS AT 12/31/01              12/31/01 ($)(2)
                                                              -------------------------------  --------------------------
                               SHARES             VALUE
                              ACQUIRED           REALIZED              EXERCISABLE/                   EXERCISABLE/
 NAME                      ON EXERCISE (#)        ($)(1)               UNEXERCISABLE                  UNEXERCISABLE
 ----------------------   -----------------   --------------  -------------------------------  --------------------------
 William L. Russell             1,900             3,401             121,100/120,000(3)                    --
 Mats Johan Billow                 --                --                             --                    --
 Anthony H. Gould                  --                --                9,000/12,000(3)                    --
 Jeffrey F. Martin                 --                --               15,000/30,000(3)                    --

--------------------
(1) Value determined by subtracting the exercise price per share from the closing price per share of our common stock on the date of exercise.

(2) Because the exercise price of the options exceeded the fair market value of our common stock on December 31, 2001, none of the options held by these individuals were in the money as of December 31, 2001.

(3) In accordance with the option agreements between Image Sensing Systems and each of Mr. Russell, Mr. Gould and Mr. Martin, all options held by the individual that remain unvested and/or unexercised three months after the individual's resignation from Image Sensing Systems automatically terminate.

EMPLOYMENT AGREEMENTS

         James Murdakes

         Mr. Murdakes was appointed interim President and Chief Executive Office on April 15, 2002. The Board of Directors has authorized payment of $7,000 per month to Mr. Murdakes as consideration of his service in these capacities. Mr. Murdakes is serving without an employment agreement. He continues to receive payment of his annual retainer for service to the Board. See "Compensation of Directors" beginning on page 5 of this proxy statement.

         Arthur J. Bourgeois

         Mr. Bourgeois was appointed Chief Financial Officer on May 1, 2002. We have entered into a consulting agreement with Mr. Bourgeois, pursuant to which he is paid $6,500 per month. The agreement can be terminated by either party with one month's notice.

         Mats Johan Billow

         Mr. Billow was appointed Managing Director of our wholly owned subsidiary Flow Traffic Ltd. in June 2002 and became Vice President for International Business of Image Sensing Systems on February 12, 2002. Flow Traffic and Image Sensing Systems entered into an employment agreement with Mr. Billow on June 14, 2002, in which we agreed to guarantee certain of Flow Traffic's obligations to Mr. Billow set forth in the agreement. The agreement was effective as of April 1, 2002 and provides for annual base compensation to Mr. Billow of HK$1,586,000 (approximately US$203,333) per year, which includes a provision for a housing allowance and which is subject to annual review by Flow Traffic's Board of Directors. In addition, Mr. Billow is eligible to receive incentive compensation, as follows:

         - For the year ended December 31, 2002, if Flow Traffic achieves pre-tax net income of between US$181,818 and US$250,000, Mr. Billow will receive a cash bonus in an amount equal to 10% of Flow Traffic's pre-tax net income (but not to exceed $25,000), except that if, after taking the payment of any such bonus into account, Flow Traffic's pre-tax net income would fall below $181,818, then the bonus will be decreased by an amount equal to the difference between $181,818 and the lower pre-tax net income amount. If, after taking the payment of any such bonus into account, Flow Traffic achieves pre-tax net income in excess of US$250,000, then Mr. Billow will receive a bonus of $25,000 plus an additional cash bonus of up to five percent of any pre-tax net income exceeding $250,000 after giving effect to all bonuses paid to Mr. Billow and other Flow Traffic employees.

         - For subsequent years, Mr. Billow will be eligible for incentive compensation in accordance with bonus plans established by Flow Traffic's Board of Directors.

         The agreement may be terminated by Mr. Billow for any reason upon six months' notice, effective no earlier than January 1, 2004, and may be terminated by Flow Traffic for any reason at any time on or after January 1, 2004. Pursuant to the agreement, if Flow Traffic terminates Mr. Billow without cause, it must pay him severance in an amount equal to one year of Mr. Billow's base compensation. During the term of the agreement and for a period of 12 months following any termination of employment, Mr. Billow will not (a) directly or indirectly engage in any business activity that is competitive with any business of Flow Traffic or Image Sensing Systems, (b) provide technical, commercial or professional advice to any business that is competitive with Flow Traffic or Image Sensing Systems, or (c) solicit or otherwise interfere with the relationship between Flow Traffic or Image Sensing Systems and any entity or individual who has been a customer, supplier or employee of Flow Traffic or Image Sensing Systems at any time during the term of Mr. Billow's employment with Flow Traffic. In addition, the agreement provides for the non-disclosure of confidential information of Flow Traffic and Image Sensing Systems both during the term and following termination of the agreement.

         In connection with the employment agreement, Mr. Billow also was granted an option to purchase 100,000 shares of our common stock. Half of these option shares will vest in cumulative installments of 12,500 shares on the first four anniversaries of the date of grant, and the remaining half will vest in cumulative installments of 12,500 shares on the first four anniversaries of the date of grant only if certain performance targets are met. The option immediately vests in full upon a change of control of Image Sensing Systems.

         Anthony H. Gould

         Mr. Gould was appointed interim President and Chief Executive Officer on February 12, 2002 and resigned on April 15, 2002. In December 1998, we entered into a consulting agreement with Grove Place Limited, a consulting company of which Anthony H. Gould was an employee, pursuant to which Mr. Gould agreed to serve as Managing Director of Image Sensing Systems Asia effective as of December 1, 1998. The consulting agreement continued to govern our employment arrangement with Mr. Gould when he served as our interim President and Chief Executive Officer. Under the agreement, Mr. Gould was entitled to monthly compensation of $16,200, subject to annual review and adjustment. The agreement provided for the grant of an option to purchase 12,000 shares of our common stock and entitled Mr. Gould to participate in any annual bonus plan for Image Sensing System's management. In the event of Mr. Gould's serious illness, accident or other medical incapacity, Mr. Gould was entitled to up to 180 days base pay in any 12-month period and such remuneration thereafter as the Board determined in its discretion. The agreement also could be terminated by Image Sensing Systems immediately for cause (as described in the agreement) or upon four months' notice in the event of Mr. Gould's incapacity for a continuous period of 180 days or periods aggregating 125 working days in the preceding 12 months. The agreement could be terminated by either party for any reason upon six months' prior written notice. During the term of the agreement, Mr. Gould was prohibited from undertaking any other business or profession or becoming an employee or agent of any other company, firm or person or assist in any other business or profession. For a period of 12 months following termination of the agreement, Mr. Gould may not (a) directly or indirectly engage in any business activity that is competitive with any business of Image Sensing Systems, (b) provide technical, commercial or professional advice to any business that is competitive with Image Sensing Systems, or (c) solicit or otherwise interfere with the relationship between Image Sensing Systems and any entity or individual who has been a customer, supplier or employee of Image Sensing Systems at any time during the 12 months prior to Mr. Gould's termination. In addition, the agreement provides for the non-disclosure of confidential information of Image Sensing Systems both during the term and following termination of the agreement.

         In connection with his resignation on April 15, 2002, we entered into a settlement and release agreement with Mr. Gould pursuant to which we mutually agreed to Mr. Gould's resignation from all positions held with Image Sensing Systems and the termination of his consultancy agreement, other than provisions relating to non-competition, non-solicitation and confidentiality, which will survive termination of the employment agreement. Under the settlement and release agreement, we agreed to pay Mr. Gould a severance payment of $178,000, payable in three installments: $60,000 on each of April 19 and September 1, 2002, and $58,000 by January 7, 2003. We also paid Mr. Gould $50,000 as additional consideration in connection with the purchase of his minority shares of our subsidiary Flow Traffic Ltd., which represented the earn-out portion of the purchase.

         William L. Russell

         During 2001 and until his resignation on February 11, 2002, Mr. Russell was party to an employment agreement with Image Sensing Systems, effective as of June 2000, under which he agreed to serve as President and Chief Executive Officer for a term of six years, after which time the agreement was terminable by either party upon 12 months' notice. Under the agreement, Mr. Russell's base salary was $157,500, subject to annual reevaluation, and Mr. Russell was eligible for incentive compensation upon achieving performance objectives established annually by Mr. Russell and the Board of Directors. Mr. Russell's salary and bonus in fiscal 2001 was $167,000. Under the agreement, if we terminated Mr. Russell other than for Good Cause (as defined in the agreement) or if Mr. Russell's employment terminated as a result of our sale, acquisition or merger, Mr. Russell would be entitled to severance equal to 12 months' salary (plus benefits if termination is other than for Good Cause). Under his agreement, Mr. Russell also agreed that for one year following termination of his employment, he would not directly or indirectly engage in any business activity that is competitive with any business of Image Sensing Systems or any business that is engaged in the development or production of products intended to compete with our products, and that he will not solicit or assist anyone else in the solicitation of any of our then-current employees or solicit any of our then-current customers. In addition, the agreement provided for the non-disclosure of confidential information of Image Sensing Systems both during the term and following termination of the agreement.

         In connection with his resignation on February 11, 2002, we entered into a settlement and release agreement with Mr. Russell pursuant to which we mutually agreed to Mr. Russell's resignation from all positions held with Image Sensing Systems and the termination of his employment agreement, other than provisions relating to non-competition, non-solicitation and confidentiality, which will survive termination of the employment agreement. Under the settlement and release agreement, we agreed to pay Mr. Russell a lump sum severance payment of $167,000.

         Jeffrey F. Martin

         During 2001 and until his resignation on April 30, 2002, Mr. Martin was party to an employment agreement with Image Sensing Systems, Inc., effective December 1999, under which he agreed to serve as Chief Financial Officer for an indefinite term. The agreement could be terminated by Mr. Martin or us for any reason or no reason upon 90 days' notice, except that we could terminate the agreement at any time without notice for Good Cause (as defined in the agreement). The agreement provided that if we terminated Mr. Martin at any time after Mr. Martin's first year of employment other than for Good Cause, we would pay Mr. Martin severance equal to three months' salary and benefits. The agreement also provided that if Mr. Martin was terminated as a result of our sale, acquisition or merger, he would be entitled to severance equal to his salary for the term of one year from his termination date or until Mr. Martin obtained new employment, whichever was earlier. Under the terms of his employment agreement, Mr. Martin was entitled to receive an annual base salary of $110,250, subject to reevaluation from time to time, and was eligible for incentive compensation subject to his achievement of performance objectives established annually by Mr. Martin and the Board of Directors. Additionally, upon commencement of his employment in December 1999, Mr. Martin received an option to purchase 25,000 shares of our common stock. The option was to vest in four equal, annual increments on the first four anniversaries of the date of the employment agreement. The agreement also provided that during and for one year following termination of his employment with us, he would not directly or indirectly engage in any business activity that is competitive with any business of Image Sensing Systems and that was engaged in the development or production of products intended to compete with our products, and that he would not solicit or assist anyone else in the solicitation of any of our then-current employees or solicit any of our then-current customers.

         In connection with his resignation on April 30, 2002, we entered into a settlement and release agreement with Mr. Martin pursuant to which we mutually agreed to Mr. Martin's resignation from all positions held with Image Sensing Systems and the termination of his employment agreement, other than provisions relating to non-competition, non-solicitation and confidentiality, which will survive termination of the employment agreement. Under the settlement and release agreement, we agreed to pay Mr. Martin a lump sum severance payment of $35,628, less any applicable tax withholding.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         On January 7, 2002 we purchased all of the shares then held by the minority shareholders of our subsidiary Flow Traffic Ltd., making Flow Traffic our wholly owned subsidiary. The purchase was made in accordance with the Shares Sale and Purchase Agreement dated November 28, 2001, as amended on December 31, 2001, among Image Sensing Systems and the minority shareholders of Flow Traffic. The agreement was amended on December 31, 2001, April 15, 2002 and June 14, 2002. At the time the agreement was entered into, the minority shareholders included Mats Johan Billow and Grove Place Limited, a consulting company affiliated with Anthony H. Gould. Subsequently, in February 2002, Mr. Billow and Mr. Gould were elected to our Board of Directors, Mr. Gould was appointed as our interim President and Chief Executive Officer, and Mr. Billow was appointed as our Vice President for International Business. Prior to this purchase, we owned six shares of Flow Traffic, and the minority shareholders collectively owned four shares of Flow Traffic.

         In accordance with the agreement and amendments, we agreed to pay the following amounts to Mr. Billow and Mr. Gould as consideration for their shares:

         - Cash payments to each of Mr. Billow and Mr. Gould at the time of purchase of $125,000.

         - Additional payments to each of Mr. Billow and Mr. Gould of $225,000, payable at any time between April 1, 2003 and April 30, 2003 upon the request of Mr. Billow or Mr. Gould, which payments are secured by letters of credit drawn in favor of Mr. Billow and Mr. Gould and which expire on April 30, 2003.

         - Non-interest bearing notes, maturing on January 7, 2007, in the principal amount of $125,000 for each of Mr. Billow and Mr. Gould. Each of the notes is convertible at any time prior to January 7, 2007, into 50,000 shares of our common stock. The holders may demand payment for their notes at any time after April 1, 2003. The notes may be prepaid by us at any time during year 2002 for their principal amount of $125,000 each and without penalty or additional fees, or may be prepaid by us at any time after April 1, 2003, for their principal amount of $125,000 each plus an additional payment of $25,000 per note. If not converted or paid by January 7, 2007, each note will be redeemed by us on that date for its principal amount. Each note also provides that if the note is converted into shares of our common stock, we will register such shares with the Securities and Exchange Commission, if so requested by the holder.

         - A cash payment of $50,000 to Mr. Gould in April 2002, and a cash payment of $50,000 to Mr. Billow payable in December 2002, in satisfaction of certain earn-out provisions of the agreement.

         In fiscal 2001, Flow Traffic paid a cash dividend to each of its shareholders, pursuant to which Mr. Billow and Mr. Gould each received $25,641.

                         REPORT OF THE AUDIT COMMITTEE

         The audit committee of the Board of Directors is composed of the following non-employee directors: Mr. Magnuson and Mr. Eleftheriou. Both of the members of the audit committee are independent for purposes of the Nasdaq listing requirements. The audit committee operates under a written charter adopted by the Board of Directors, a copy of which was attached to Image Sensing Systems' proxy statement for the 2001 annual meeting of shareholders.

         The audit committee oversees Image Sensing System's financial reporting process on behalf of the Board of Directors and recommends to the Board of Directors the appointment of independent accountants. Management has the primary responsibility for the financial reporting process, including the company's system of internal controls. The independent accountants are responsible for performing an independent audit of the company's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report on the company's financial statements. The committee discusses with the internal and independent auditors the overall scope and plans for their respective audits and meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of the company's financial reporting.

         In fulfilling our oversight responsibilities, the audit committee has met and held discussions with management and the independent auditors. The audit committee reviewed the financial statements with management and the independent auditors, including a discussion of the application of generally accepted accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The audit committee also has discussed with the independent auditors the auditors' independence from management, including whether the provision of non-audit services is compatible with maintaining the auditors' independence, and matters required to be discussed by the Statement on Auditing Standards No. 61 (Communications with Audit Committees), and the audit committee received from the independent auditors the written disclosure required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

         In reliance on the reviews and discussions referred to above, the committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in Image Sensing Systems' Annual Report on Form 10-KSB for the fiscal year ended December 31, 2001, filed with the Securities and Exchange Commission. The committee also has recommended the selection of Ernst & Young LLP as independent auditors for Image Sensing Systems for the fiscal year ended December 31, 2002.

                                   Richard C. Magnuson, Chair
                                   Michael G. Eleftheriou

                              INDEPENDENT AUDITORS

APPOINTMENT OF AUDITORS FOR FISCAL 2002

         Ernst & Young LLP audited our consolidated financial statements for the fiscal year ended December 31, 2001. The Board of Directors intends to reappoint Ernst & Young LLP as our independent auditors for the year ending December 31, 2002. A representative of Ernst & Young LLP is expected to be present at the 2002 annual meeting. The representative will have an opportunity to make a statement at the meeting and will be available to respond to appropriate questions from shareholders.

DISCLOSURE OF FEES PAID TO INDEPENDENT AUDITORS IN FISCAL 2001

         Audit Fees

         Audit fees billed or expected to be billed to us by Ernst & Young LLP for the audit of our financial statements for the fiscal year ended December 31, 2001 and for reviews of our quarterly reports on Form 10-QSB for the last fiscal year totaled $43,250.

         Financial Information Systems Design and Implementation Fees

         We did not engage Ernst & Young LLP to provide advice regarding financial information systems design and implementation during the last fiscal year.

         All Other Fees

         Fees billed or expected to be billed to us by Ernst & Young LLP for all other non-audit services, including tax-related services, provided during the last fiscal year totaled $14,336.

                SHAREHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING

         Any proposal by a shareholder to be presented in our proxy statement for the 2003 annual meeting must comply with the applicable rules and regulations of the Securities and Exchange Commission and must be received at our principal executive offices, 500 Spruce Tree Centre, 1600 University Avenue West, St. Paul, Minnesota 55104, not later than March 14, 2003. Pursuant to the rules of the Securities and Exchange Commission, proxies solicited by management for the next annual meeting may grant management the authority to vote in its discretion on any proposal submitted by a shareholder otherwise than through inclusion in the proxy statement for the meeting, unless we have received notice of the shareholder proposal at our principal executive offices on or before May 28, 2003.

                                 OTHER MATTERS

         We are including with this proxy statement our Annual Report to Shareholders for the year ended December 31, 2001, which includes an audited balance sheet as of that date and the related statements of operations, cash flows and shareholders' equity for fiscal 2001, as well as other financial information relating to Image Sensing Systems, including Management's Discussion and Analysis of Financial Condition and Results of Operations. Shareholders may receive, upon payment of a reasonable fee, a copy of any exhibit to our Annual Report on Form 10-KSB for fiscal 2001 as filed with the Securities and Exchange Commission by writing to Image Sensing Systems, 500 Spruce Tree Centre, 1600 University Avenue West, St. Paul, Minnesota 55104, Attention: Chief Financial Officer.

         We know of no matters other than those that are described in this proxy statement to come before the 2002 annual meeting of shareholders. However, if any other matters are properly brought before the meeting, one or more persons named in the enclosed proxy card or their substitutes will vote in accordance with their best judgment on such matters.


                                 /s/ James Murdakes
                                 James Murdakes
                                 Chairman of the Board, Chief Executive Officer, President and Secretary
Dated:  July 12, 2002

                           IMAGE SENSING SYSTEMS, INC.

                         ANNUAL MEETING OF SHAREHOLDERS

                            THURSDAY, AUGUST 7, 2002

                             3:30 P.M. CENTRAL TIME

                           SCIENCE MUSEUM OF MINNESOTA
                           120 WEST KELLOGG BOULEVARD
                            ST. PAUL, MINNESOTA 55102








IMAGE SENSING SYSTEMS, INC.                                                PROXY
--------------------------------------------------------------------------------

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned, having received the Notice of Annual Meeting and Proxy Statement dated July 12, 2002, revoking any proxy previously given, hereby appoint(s) James Murdakes and Arthur J. Bourgeois as proxies (each with the power to act alone and with the power of substitution and revocation) to represent the undersigned and to vote, as designated on the reverse side, all shares of common stock of Image Sensing Systems, Inc. which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at 3:30 p.m. Central Time on Thursday, August 7, 2002 at the Science Museum of Minnesota, 120 West Kellogg Boulevard, St. Paul, Minnesota 55102, and at any adjournment or postponement thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" ALL NOMINEES FOR DIRECTOR AND IN THE DISCRETION OF THE NAMED PROXIES ON ALL OTHER MATTERS.

PLEASE MARK, SIGN AND DATE THIS PROXY ON THE REVERSE SIDE AND RETURN IT IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.



                   See reverse side for voting instructions.

             - Detach below and return using the envelope provided -
--------------------------------------------------------------------------------




        IMAGE SENSING SYSTEMS, INC. 2002 ANNUAL MEETING OF SHAREHOLDERS

1. Election of directors:  01 Richard P. Braun         04 Panos G. Michalopoulos
                           02 Michael G. Eleftheriou   05 James Murdakes
                           03 Richard C. Magnuson

                       [ ] FOR all nominees        [ ] WITHHOLD AUTHORITY
                           listed to the left          to vote for all nominees
                           (except as specified        listed to the left.
                           below).

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDICATED NOMINEE, WRITE THE NUMBER(S) OF THE NOMINEE(S) IN THE BOX PROVIDED TO THE RIGHT.)

                                    [                                          ]


Address Change? Mark Box    [ ]
and Indicate changes below:
                                    Date   _____________________________________


                                    [                                          ]


                                    Signature(s) in Box

                                    PLEASE DATE AND SIGN name(s) exactly as
                                    shown on this proxy card. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.